Exhibit 3(iii)

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

HESKA CORPORATION

Heska Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2. This Certificate of Amendment to the Certificate amends Article IV of the Certificate by deleting the existing Paragraph A of Article IV in its entirety and substituting therefore a new Paragraph A of Article IV, to read in its entirety as follows:

A. Authorized Stock. The total authorized stock of the Corporation, which shall be an aggregate of 17,500,000 shares, shall consist of three classes: (i) a first class consisting of 7,500,000 shares of Common Stock having a par value of $0.01 per share (the “Original Common Stock”); (ii) a second class consisting of 7,500,000 shares of Public Common Stock having a par value of $0.01 per share (the “Common Stock” or “NOL Restricted Common Stock” and, together with the Original Common Stock, the “Common Stock Securities”); and (iii) a third class consisting of 2,500,000 shares of Preferred Stock having a par value of $0.01 per share (the “Preferred Stock”).

Effective as of 12:01 a.m., Eastern Time, on December 30, 2010 (the “Effective Time”), (i) each ten shares of Original Common Stock, issued and outstanding or held by the Corporation as treasury stock, if any, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Original Common Stock, and (ii) each ten shares of Common Stock, issued and outstanding or held by the Corporation as treasury stock, if any, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock. No fractional shares shall be issued and, in lieu thereof, the holder shall receive a cash payment equal to the fair value, as determined by the Board of Directors, of such fractional shares as of the Effective Time.

3. This Certificate of Amendment shall become effective as of 12:01 a.m., Eastern Time, on December 30, 2010.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 29th day of December, 2010.

Heska Corporation

By:	/s/ Jason A. Napolitano
Name:	Jason A. Napolitano
Title:	Executive Vice President and Chief Financial Officer